Exhibit 99.2

Transcript of

Sachem Capital Corp.

Second Quarter 2021 Earnings Call

August 17, 2021

Participants

David Waldman - Investor Relations, Sachem Capital Corp.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

Analysts

Tyler Batory - Janney Montgomery Scott

Christopher Nolan - Ladenburg Thalmann

Brian Hollenden - Aegis Capital

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the Sachem Capital Second Quarter 2021 Conference Call. All lines have been placed on a listen-only mode, and the floor will be open for your questions and comments after the presentation.

It is now my pleasure to turn the floor over to your host David Waldman with Investor Relations. Sir, the floor is yours.

David Waldman - Investor Relations, Sachem Capital Corp.

Good morning, everyone, and thank you for joining Sachem Capital Corp’s second quarter 2021 conference call. On the call with us today is John Villano, CPA, Chief Executive Officer and Chief Financial Officer of Sachem Capital.

Yesterday, August 16, the company announced its operating results for the second quarter ended June 30, 2021 and its financial condition as of that date. The press release is posted on the company’s website, sachemcapitalcorp.com.

In addition, the company filed its Form 10-Q with the US Securities and Exchange Commission yesterday, August 16, 2021, which can also be accessed on the company’s website as well as the SEC’s website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company’s operating results for the second quarter of 2021 and the company’s financial condition at June 30, 2021, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy, and plans and our expectations for future operations are forward-looking statements. The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words in terms of similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based largely on the company’s current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions, as described in the company’s quarterly report on Form 10-Q for the second quarter of 2021 filed with the US Securities and Exchange Commission on August 16, 2021 as well as at its Annual Report on Form 10-K filed on March 31, 2021.

Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, level of activity, performance or achievements.

In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I’ll now turn the call over to John Villano. Please go ahead.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

Thank you. And thanks to everyone for joining us today. I am pleased to report that our company once again achieved solid financial results for the second quarter of 2021. Specifically, our quarterly revenue increased 56% to $6.7 million, compared to $4.3 million for the same period of 2020. The increase in quarterly revenue was due in large part to an increase in interest income on our loan portfolio, which increased 43% versus the same period last year. We also achieved net income of $2.5 million and generated over $6.1 million of cash flow from operations.

We attribute these positive operating metrics to the fact that fix and flip market has been quite robust in our traditional markets, as demand for property has outstripped supply. Nevertheless, our strategy continues to adhere to our current and strict underwriting guidelines, which we believe will allow us to continue to grow our loan portfolio while protecting and preserving capital in a manner that provides attractive risk-adjusted returns to our shareholders. At the same time, our access to the capital markets has provided us with liquidity to fuel our growth and to date, we raised approximately $114.5 million of unsecured unsubordinated notes. Although we have higher interest expense resulting from the issuance of the notes, we expect to benefit from the liquidity and financial flexibility provided by these securities.

In addition, we have in place a low cost line of credit with Wells Fargo, which is secured by the company’s portfolio of short-term securities. The credit line bears interest at a rate of 1.5%, which is 1.75% below the prime rate as of June 30, 2021. More recently, we announced a $200 million master repurchase financing facility with Churchill MRA Funding, a subsidiary of Churchill Real Estate, an established real estate finance company based in New York. This facility is expected to reduce our overall cost of capital and finance the continued expansion of our lending business and for general corporate purposes.

We believe the size and favorable terms of this facility reflect our growth as an organization and the strength of our loan portfolio. We also believe our ability to secure low cost debt financing, such as our Wells Fargo and Churchill facilities provides us flexibility to adapt to potential margin compression that may occur due to competitive pressures. We continue to invest heavily in our organization to support the next phase of our growth. These investments in personnel and operations are important for our future, as they provide us the resources to continue scaling the business.

Our strategy to diversify our portfolio is beginning to pay off, as we are expanding the geographic footprint of our mortgage loan portfolio beyond Connecticut. We are also targeting higher value loans with financially stable experienced developers, where our loan collateral is less susceptible to value swings in residential markets. We are also enhancing our marketing platform, which allows us tracking of campaign metrics. In turn, this enables us to improve deal flow with only minor investments in time and money. As a result, we believe that conspicuous increase in closed volume during the first half of 2021 is partly a result of our improved market tracking methods.

Looking ahead, we believe there will be several key drivers for our growth. First, the overall economic climate has improved due to the easing of restrictions imposed by states post COVID, which is having a positive impact on the overall economy. That said, we continue to monitor the recent resurgence of infections, including the Delta variant. As we’ve shown in the past, we believe we are well positioned to adapt to any changes in the market.

Second, the competitive landscape for us remains favorable. Notwithstanding the improvements in the economy, many banks and other traditional lenders still have restrictive lending criteria, and many non-traditional lenders are undercapitalized. That said, we react quickly and decisively to the needs of our borrower. Our flexibility in structuring loans with greater emphasis on the value of the collateral rather than the property cash flow or credit of the borrower and our ability to close quickly makes Sachem a preferred funding choice with investors and developers.

Third, as I mentioned earlier, we continue our expansion beyond Connecticut with a growing presence in other states, we continue to look for opportunities in new markets that meet our basic underwriting criteria. Fourth, we have been diversifying our mortgage portfolio into additional asset classes, such as larger multifamily and higher end fix and flip properties. We are funding larger loans than we have in the past that are secured by what we believe are higher quality properties being developed by borrowers that we deem to be more stable and successful. In addition, we believe the migration to these types of loans will offset any rate compression and help us maintain a low foreclosure rate.

Next, we plan to partner invest with local hard money real estate lenders creating satellite offices under the Sachem umbrella that can help us capitalize on lending opportunities in specific markets. Under these arrangements, we would provide loan funding capital as well as underwriting and servicing expertise, while our local partners would provide us boots on the ground lending opportunities.

And finally, we are maintaining a [Technical Difficulty] that provides us flexibility to meet the growth in demand for our loan products. In fact, we reduced our debt-to-equity ratio to 51% as of June 30th, compared to 63% as of March 31st of this year. Our ability to successfully pivot our business and quickly adapt to changes in the marketplace has been a key to our success. We believe our ability to adapt to new market conditions will position us to drive long-term shareholder value in almost any market environment.

We recognize that prices of home values have appreciated quite significantly, especially as many city residents have migrated to the suburbs. That being said, we continue to adhere to a strict loan-to-value ratio and other underwriting guidelines that we believe provide us with a significant buffer, even if property values decline. We also seek to mitigate some of the potential risk associated with rising rates by limiting the term of new loans to one year. At June 30, 2021, approximately 88% of the mortgage loans in our portfolio had a term of one year or less. If at the end of the term, the loan is not in default and meets our other underwriting criteria, we will consider an extension or renewal of the loan at our prevailing rates. Looking ahead, I am pleased to report our loan pipeline is robust and expanding. As a result, we remain highly encouraged by the prospects for our continued growth in 2021 and beyond.

I would now like to touch on some key financial highlights then talk more about our strategy going forward. If you need any additional insight into the financial details, please review our recently filed 10-Q and press release. First, total revenue for the second quarter of 2021 increased 56% to approximately $6.7 million, compared to approximately $4.3 million for the same period last year. The increase in revenue is primarily attributable to the growth in our lending operations. Interest income increased approximately 43% or $1.4 million. Origination fee income increased approximately 29% or $184,000. And other income, which includes in-house legal fees, loan closing fees, loan extensions and modifications, increased by 92% or $260,000. In the second quarter of 2021, we had $85,000 of gains from the sale of Investment Securities, compared to a loss of approximately $9,000 for the 2020 period. Finally, for the three months ended June 30, 2021, we recognize gain on the extinguishment of debt of approximately $258,000.

Total operating costs and expenses for the second quarter of 2021 were approximately $4.2 million, compared to $2 million for the same period last year. The increase in operating costs and expenses is primarily attributable to the approximate $56 million of unsecured unsubordinated five year notes we raised in 2020. In the 2021 period, interest in amortization of deferred financing costs was approximately $2.5 million, compared to approximately $1.2 million for the same 2020 period.

Our overall indebtedness was approximately $149 million as of June 30, 2021, compared to approximately $139 million as of December 31, 2020. Included in our outstanding indebtedness as of June 30, 2021 was our credit line of approximately $34.3 million and three series of unsecured unsubordinated five-year notes having an aggregate principal amount of approximately $114.5 million, including deferred financing costs. Although we have higher interest expense due to the increase in our unsecured bond debt, we expect to benefit from the liquidity and financial flexibility provided by these offerings as we prudently invest this capital.

Net income for the three months ended June 30, 2021 was approximately $2.5 million or $0.10 per share, compared to $2.3 million or $0.10 per share for the comparable year ago period. The increase in net income was generally related to the growth in our loan portfolio and significant origination fee income, offset by higher debt service costs. Overall, we believe our financial results are evidence of our strong competitive position in the market and representative of the long-term growth prospects of our business model going forward.

In terms of Sachem’s financial condition as of June 30, 2021, compared to December 31, 2020, total assets increased by approximately $69.6 million from approximately $227 million to approximately $296 million. The increase was due primarily to the increase in cash, cash equivalents and investment securities of $50 million, an increase in our mortgage loan portfolio of approximately $17.2 million, an increase in a partnership investment of approximately $1.8 million and an increase in property and equipment of $736,000. The increase in property and equipment is due to the purchase of an office building in Branford that will become our new corporate headquarters in 2022.

Total liabilities as of June 30, 2021, were approximately $150 million, compared to approximately $145.8 million at December 31, 2020. This increase is principally due to an increase in our line of credit of approximately $6.2 million, offset by a decrease in dividends payable of approximately $2.7 million and a decrease in mortgage payable of $770,000 reflecting the mortgage payoff on our current office building. Shareholders’ equity was approximately $146 million compared to approximately $81 million as of December 31, 2020, an increase of approximately $65 million. This increase was due primarily to the closing of our Series A preferred stock offering on June 29, 2021, with net proceeds of $40.6 million as well as net proceeds of $22.9 million from the sale of stock through our ATM and net income of approximately $4.7 million.

Our loan portfolio increased by approximately $17.2 million and our balance sheet remains solid with over $296 million of assets, backing $114.5 million of unsecured note principal. As a mortgage REIT, our debt levels are extraordinary low versus our peers, thereby providing stability during difficult times. It’s important to reiterate that as of June 30, 2021, we reduced our debt-to-equity ratio to 51% compared to 63% at March 31, 2021. This was due in large part to the closing of our Series A preferred stock offering. As of June 30, 2021, of the 477 mortgage loans in the company’s portfolio, just 12 or approximately 2.5% were the subject of foreclosure proceedings. The aggregate outstanding balances due on these loans as of June 30, 2021, including unpaid principal accrued interest and borrower charges was approximately $2.6 million. In the case of each of these loans, the company believes the value of the collateral exceeds the total amount due.

Real estate owned decreased to $7.9 million compared to $8.9 million at year end. At June 30, 2021, real estate owned included $1 million of real estate held for rental and $6.9 million of real estate held for sale. On April 30, 2021, we sold a property classified as real estate held for sale, receiving approximately $280,000 in net proceeds. Even though our REO was lower during the six month period, eviction moratoriums have hampered the sales of our REO.

Net cash provided by operating activities for the six months ended June 30, 2021 was $6.1 million, compared to approximately $4.0 million for the same 2020 period. Our primary business objective remains constant, to grow our loan portfolio while protecting and preserving capital in a manner that provides for attractive risk-adjusted returns to our shareholders. We intend to achieve this objective by accelerating profitable growth and driving operational excellence. Given our strong balance sheet, we are funding larger loans than we have in the past, which we believe are secured by higher quality properties operated by established and better capitalized developers.

As I mentioned, we continue to strengthen the geographic footprint of our mortgage loan portfolio beyond Connecticut and New England, with a particular emphasis on Florida and Texas. In addition to the aforementioned states, our current mortgage loan portfolio includes loans secured by properties in New York, Arizona, South Carolina and California. We are also targeting larger value commercial loans with strong financially stable sponsors. Looking ahead, we see favorable competitive landscape and our loan pipeline remains robust.

Shifting gears, in July 2021, the company authorized, declared and paid a dividend of $0.12 a share to shareholders of record. As a REIT, we are required to distribute a minimum of 90% of the company’s taxable income to shareholders as dividends.

Let me now take a moment to discuss liquidity and capital resources. As I mentioned earlier, we had cash and short-term marketable securities of approximately $107 million as of June 30, 2021, which will be used to increase our mortgage loan portfolio. This increase in our liquidity largely reflects $40.6 million of net proceeds from our Series A preferred stock offering, $22.9 million in net proceeds from the sale of our ATM, and a $7.2 million increase in our investment securities portfolio.

From January 1 through June 30, 2021, we funded $75.2 million of mortgage loans, loan modifications and construction draws. Supplementing our liquidity is the margin loan account from Wells Fargo with a total outstanding balance of $34.3 million at June 30, 2021. This credit facility which is secured by our portfolio of short-term securities provides us with additional flexibility at very attractive rates. It’s also important to reiterate that we remain very careful about this debt for the sole purpose of financing our portfolio and not for speculating on changes in interest rates.

As I mentioned earlier, on July 23, 2021, we announced a $200 million master repurchase financing facility with Churchill MRA Funding, which is expected to further reduce our overall cost of capital and help finance the continued expansion of our lending activities. A major advantage of this facility is the ability to raise capital as needed and at relatively low interest rates. In addition, if loan growth is anticipated, Sachem can pledge selected assets subject to a borrowing base without securitizing our entire loan portfolio, thereby keeping most of our assets unsecured. As you can see, our ability to raise equity capital has been helpful to supplement the non-dilutive debt funding we raised our note offerings and credit line in the last few years. We are focused on growing our loan portfolio while maintaining a healthy balance sheet and minimizing dilution.

In June 2021 and July 2021, we raised aggregate net proceeds of approximately $45.4 million from the sale of our Series A preferred stock. As a result, we believe we are well capitalized to take advantage of market demand for our loan products for the balance of 2021 and beyond. The fact that we successfully funded $75.2 million of mortgage loans in the first half of 2021, a 78% increase over comparable prior year periods, provides us confidence we can maintain or even accelerate this pace and effectively deploy the newly raised capital, while continuing to generate attractive returns.

Moving forward, we will continue to monitor the ever changing economic conditions. Given the current market, we believe we are well positioned as the go to non-bank real estate lender while our competitors have tightened their lending criteria, or have fled this segment of the market. Despite the lingering unknowns associated with COVID, the demand for our products and services remain strong. This is reflected in our second quarter financial results and our growing presence in the lending marketplace.

On one final note, as I’m sure most of you are aware, our newly formed and wholly owned subsidiary Sachem Acquisition Corp. filed a registration statement for an IPO, as a special purpose acquisition company, more commonly known as a SPAC. Our goal for this SPAC is to raise approximately $50 million for the purpose of acquiring a business within the real estate sector, which could include real estate finance, property ownership, and/or management. We see this as an opportunity to create value for Sachem shareholders, given the collective expertise of our management team and Board of Directors in the real estate sector. We’ll be sure to provide updates to investors as developments unfold.

So to wrap up, I am pleased with our second quarter operating results, having achieved total revenue growth of 56% versus the same period last year, as our loan funding and transaction flow hit all times records for the company. Despite our aspirations to grow our company, we’re still maintaining a cautionary approach to the market and look forward to the further deploying our capital, as we identify attractive opportunities, including new asset classes and markets. Our lending platform is solid and sustainable. Given our strict underwriting criteria and extensive due diligence, we have built a highly scalable business model to drive increased revenue, profits and dividends in the years ahead.

I would like to thank you all for joining our call today. At this point, we will open up the call for questions.

Operator

[Operator Instructions] Your first question for today is coming from Tyler Batory. Please announce your affiliation then pose your question.

Q: Hey, good morning. Tyler Batory here from Janney. Appreciate you taking my questions and, John, congratulations on all the progress that you’ve made here over the past couple of months. A couple of questions for me. And first, I wanted to circle back on the rate compression topic, if I could. Just help us think a little bit more, potentially where that might bottom or shake out? And I think we’re all aware of the variety of different factors that are causing the weighted average interest rates and yields to move a little bit lower. But if you could just address those and talk about how much of that has been driven by what’s going on in the traditional residential fix and flip versus the expansion in a loan portfolio, just in term of larger loans and some different borrowers as well?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

Okay. Well, thanks for the question, Tyler. So, to start off, our overall weighted average interest rate, portfolio-wide, is just over 11.7%, not including origination fees, and so most of our portfolio is being lent currently at interest rates greater than 10%. And what we’re finding as we search for larger loans, better capitalized sponsors and more quality developers, there’s a desire for better rates. And in that regard, we are competing with some of the largest REITs in the country. And we are able to effectively compete. And our recent addition of Churchill Funding will give us a phenomenal vehicle to cross the line into lower cost finance, while still maintaining our margins.

So for example, our weighted average cost of capital now is about 7.5%. Our weighted average rate is of 11.7%. And if you compare our rate now on our Churchill facility at four, we can compete quite aggressively at eight. And so what we’re doing is, we still have the same margin, we are still charging the same origination. But now with this new offering from Churchill, we’re able to spread our dollars around, really creating a diversification of our portfolio from a higher yield, loan security to lower yields better quality, with very similar margin.

Q: Excellent. And then, curious if you can talk a little bit more about the about the loan pipeline. I know you can’t give specific guidance, but when you look at the growth in the first half of this year, in terms of loan growth, it’s really tremendous. So just trying to get a sense of your thoughts around whether you think that pace is sustainable, and really trying to get at how quickly you think you can start deploying some of the capital that you’ve been able to raise over the past couple months.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

So right now, our, we call it a whiteboard, our whiteboard is a full computer screen, it is composed of over 90 loan requests at the moment. Now, of course, some will fall off, some will be declined, some will be pushed to different periods. But right now, the world is searching for capital and demand is fierce. Our job and the job of our underwriters is to pick the best of the bunch. And what we’re seeing now is there are a lot of individuals entering this space that really shouldn’t be here, right. There’s a little speculation here.

Let’s say it the way it is, everybody has heard that it’s a great way to make money, there’s low cost debt. Let’s all get involved in the fix and flip business. And we’re doing our very best to call those, so called, newbies out of the space. So, what’s happening now is, as we move into new markets, our reputation is giving us a first look at a lot of activity. And we’re very prideful of our reputation in the market and in many cases, we’re able to seize a deal because of it. So we see this demand continuing, our challenge will be to pick the best of the best out of our significant supply of loan opportunity.

Q: Okay, great. And then I think last question for me just in terms of expenses, talk a little bit more about potentially some of the additional costs that come -- that might be coming through the P&L specifically on headcount, would you expect -- can you ramp that up, as the year goes on or do you think you’re in a pretty good spot right now, in terms of what you have on the payroll and whatnot?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

In the past year or so, we really have bolstered our executive team. And we can all see that in the increase in compensation. I think we’re done there. But to be very specific, we are promoting an individual within the firm to underwriting. We’re looking to hire another underwriter. So we do have a few more people to add. I don’t see those numbers being as the significant expense drivers, as we’ve had the past year. So I think at least in the next six month period, I think the big hits to compensation are pretty much over.

Q: Okay, excellent. I think I’ll leave it there. That’s all for me. Thank you.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

Thank you, Tyler.

Operator

Your next question is coming from Christopher Nolan. Please announce your affiliation, then pose your question.

Q: Hi, Chris Nolan, Ladenburg Thalmann. John, the SPAC, is that going to be something funded -- the equity for the SPAC, is that going to be funded from Sachem Capital itself?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

Yes, it is. As individuals, our executives were offered to fund the SPAC and that’s usually not how we work here. We’re all for the company. So, we feel -- for Sachem, we think it’s a great vehicle for us to increase shareholder value. And with a successful de-SPAC, the return on our investment of capital will be very accretive to bottom line, earnings per share. And then further through the mechanics of the SPAC, our investment is multiplied, thereby giving us comfort in our in our bond covenants, meaning, quite simply, I don’t have to run back and sell shares to build a capital base. If we all remember we have a 1.5 percent asset coverage ratio with our unsecured notes, and the SPAC and the successful de-SPAC will increase that, our ability to borrow without selling common equity.

Q: Okay. And then, I guess, how will that be funded? Will that just be funded right out of balance sheet cash holdings or from stock raises Sachem itself?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

No, it’ll be funded by cash on hand.

Q: Okay. And then I guess, the challenge -- strategic challenge that you’re facing going forward is cost of your capital, you’re growing the business nicely, but you’re also moving into lower yielding investments. And it seems like on the capital front that you shifted your strategy a little bit. You’re issuing more equity on a regular basis to the ATM, you have the preferred. Then you have the Churchill facility. Can you articulate a little bit in terms of how you see growing the capital base and how you see basically reining in some of the capital costs going forward?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

So first, I want to agree that, yes, our cost of capital is high. I mentioned earlier with the question from Janney, our weighted average cost of capital is approximately 7.5% and, as a lender, that’s high, we get it. Unfortunately, as a small company trying to grow its balance sheet and build a better funding vehicle access to affordable capital is sometimes difficult. And now with Churchill Funding and our facility at Wells Fargo, we’re able to borrow at less than half of our cost of capital. So the real, the exercise here is how quickly can we put this capital to work? And how quickly can we replace our higher debt offerings, meaning the unsecured bonds. So that’s really what we’re trying to do here is, is to become more capital efficient. And sadly, there’s no easy way to do that when you’re relatively small, small scale in the REIT world.

Q: Final question. For the Churchill, are those going to be a sale of the loans, so you’ll be booking gains on sale?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

No, it’s a true repurchase, so it’s driven by a borrowing base, we select the loans that we would like to, in effect sell to them, they will have an assignment of the note, should something occur that they can take ownership. These loans will remain on our balance sheet. And subject to their review and selection of the notes we sent over, it’s all based on a borrowing base. And we’re currently looking to establish that base right now. So we sent them some securities for them to look at and review, and we have not drawn from them just yet. But like I said, we’re building our borrowing base for maybe later in the third quarter.

Q: Okay. That’s it for me. Thank you.

Operator

Your next question is coming from Brian Hollenden. Please announce your affiliation, then pose your question.

Q: Good morning, Brian Hollenden from Aegis Capital. How should we think about the timeframe to put the new capital, your new capital to work? Is that likely to be invested by year end?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

Good question. So we talked about having basically $105 million in cash, right. And that’s a whole lot of money sitting basically on the sidelines with a company with $300 million in assets. Let’s just explain how we got there. So as we talked about, we raised -- at June 30, we raised approximately $41 million of preferred stock. Three days or four days later, we had the funding of our over allotment, maybe another $5 million and $25 million of ATM sales. In addition, right -- so we had a real a real surge of capital at June 30th but what was what was really pushing us to get liquid, right, it’s not only the significant demand that we have, right, our work in process, our loan work in process is huge.

We also have $30 million of unfunded construction draws, these are projects in place and performing towards a completion, and these developers call for funds. So we need to have a significant kind of -- significant chunk of cash available to support these developers. And then we need to have capital not only for our own safety and security, should something occur. We all, I think, may agree that the world is in a very interesting place at the moment, and having a little bit of extra cash would not hurt. We’re aware of where this real estate market is. We were on the 17th hole maybe, or a 16th hole of a round of golf. It’s been very good for a long time.

So, we want to grow our portfolio, we want to be very selective, but we’re not foolish thinking that this is going to go on for another 10 years. So there’s a little bit of a defensive posture with selection criteria, picking the best of the best that we can fund. So, the answer your question, I think we will -- we have enough capital to get through the end of the year, we will do our best to utilize the cash. We will do our best to utilize the cash we have on hand and we are aware that idle cash is a drain on [indiscernible], so our goal is to just find better quality loans put it to work and be very mindful economic conditions.

Q: Okay. And that kind of dovetails to me next question. Net income margin is still compressed at 38% versus maybe 53% a year ago. As you put your capital to work, can margins reach 50% again or is the new level somewhere in the 40% range?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

I think we can get back there. We spent a lot of money building the business over the past year or so. And we talked about personnel -- our professional fees have been a little bit higher. Getting some of these equity raises and things lined up, they all cost money. Also finding the capital, right, to the sell the bonds, the deferred financing cost, there’s an interest cost with that that’s amortized monthly. We think we can get there, right. So the idea was to build a better structure. I think we’re getting there. We have a few more hires in place, but we should be able to handle a significant amount of loan activity. And so, yes, all of this new activity should be much more accretive than we’ve gone through the past year.

Q: And then last one for me, can you talk about your kind of your $0.12 per share dividend? When should we anticipate earnings per share to kind of consistently cover or exceed that dividend level?

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

We’re getting there. I don’t want to forecast here but our business is growing. I’d like to think that by the end of the year, we’ll start to earn our $0.12. And we’re not far from it, to be honest, and it’s just a question of time for us. So this is something our board is working on and we’re aware of it.

Q: Thank you.

Operator

[Operator Instructions] There are no more questions in queue. I would now like to turn the floor back over to the moderators for any closing remarks.

John Villano - Chairman, Chief Executive Officer, Chief Financial Officer, President & Treasurer, Sachem Capital Corp.

Thank you all for joining our call today. Any further questions, feel free to contact me. We will be happy to get back to you right away or feel free to contact Crescendo Communications for any investor inquiries. Thank you.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s conference call. You may disconnect your phone lines at this time and have a wonderful day. Thank you for your participation.